Exhibit 99.1
MARTIN MIDSTREAM PARTNERS ANNOUNCES INCREASE IN QUARTERLY
DISTRIBUTION TO $0.74 PER UNIT TO BE PAID ON AUGUST 14, 2008
          KILGORE, Texas, July 22, 2008 /PRNewswire-FirstCall via COMTEX/ — Martin Midstream Partners L.P. (NASDAQ: MMLP) announced today that is has declared a quarterly cash distribution of $0.74 per unit for the quarter ended June 30, 2008. The August distribution reflects an increase of $0.02 per unit over MMLP’s May 2008 distribution. This is a 12.1% increase in the quarterly distribution when compared to a year ago and also reflects an increase of almost 3% over the previous quarter’s distribution. The distribution is payable on August 14, 2008 to common and subordinated unitholders of record as of the close of business on August 1, 2008. The August distribution is based on the current operating performance of, and the current general economic, industry and market conditions impacting MMLP and reflects an annualized distribution rate of $2.96 per unit.
MMLP has recently received inquiries from various interested parties regarding the current situation with SemGroup, L.P. and SemGroup Energy Partners, L.P. as it relates to MMLP. We have prepared the following statements to address these inquiries:
•	MMLP has reviewed its business and believes that it currently has no direct credit exposure to SemGroup Energy Partners, L.P. or its parent company, SemGroup, L.P.

•	The owner of our general; partner, Martin Resource Management Corporation (“MRMC”), has also reviewed its exposure and believes that it has less than $100,000 of credit exposure to the SemGroup entities.

•	While MRMC is an important customer to MMLP, less than 6% of MMLP’s revenue in 2007 was earned from transactions with MRMC.
About Martin Midstream Partners
          Martin Midstream Partners is a publicly traded limited partnership with a diverse set of operations focused primarily in the United States Gulf Coast region. The Partnership’s primary business lines include: terminalling and storage services for petroleum products and by-products; natural gas gathering and processing and NGL distribution services; marine transportation services for petroleum products and by-products; and sulfur and sulfur-based products processing, manufacturing, marketing and distribution.
          Additional information concerning Martin Midstream is available on its website at www.martinmidstream.com.
Forward-Looking Statements
          Statements about Martin Midstream Partners’ outlook and all other statements in this release other than historical facts are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements and all references to financial estimates rely on a number of assumptions concerning future events and are subject to a number of uncertainties and other factors, many of which are outside its control, which could cause actual results to differ materially from such statements. While MMLP believes that the assumptions concerning future events are reasonable, it cautions that there are inherent difficulties in anticipating or predicting certain important factors. A discussion of these factors, including risks and uncertainties, is set forth in MMLP’s annual and quarterly reports filed from time to time with the Securities and Exchange Commission. Martin Midstream Partners disclaims any intention or obligation to revise any forward-looking statements, including financial estimates, whether as a result of new information, future events, or otherwise.
Contact: Robert D. Bondurant, Executive Vice President and Chief Financial Officer of MMLP’s general partner, Martin Midstream GP LLC, at (903) 983-6200.